As filed with the Securities and Exchange Commission on January 27, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Performance Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	N.A.
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Performance Shipping Inc. 373 Syngrou Avenue 175 64 Palaio Faliro Athens, Greece Tel: +30-216-600-2400 (Address and telephone number of Registrant’s principal executive offices)
Will Vogel, Esq.
Watson Farley & Williams LLP
250 West 55th Street
New York, New York 10019
(212) 922-2200 (telephone number)
(212) 922-1512 (facsimile number)
(Name, Address and telephone number of agent for service)

With copy to:
Will Vogel, Esq.
Watson Farley & Williams LLP
250 West 55th Street
New York, New York 10019
(212) 922-2200 (telephone number)
(212) 922-1512 (facsimile number)
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 27, 2023
PROSPECTUS
Up to 272,522 Shares of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock
Issuable Upon Conversion of Outstanding Securities

Performance Shipping Inc.
This prospectus relates to the issuance of up to 272,522 shares of our Series C Convertible Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series C Preferred Shares”) issuable upon the conversion of the outstanding shares of our Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”). The outstanding Series B Preferred Shares were issued on February 2, 2022 in an exchange offer pursuant to which we offered to exchange newly-issued Series B Preferred Shares in exchange for our outstanding common shares.
Pursuant to the terms of the Series B Preferred Shares, each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two Series C Preferred Shares (the “Series B Conversion Right”). The Series B Conversion Right may only be exercised during a 30-day period which will commence on the later of (i) February 3, 2023, which is the date immediately following the one-year anniversary of the date of issuance of the Series B Preferred Shares and (ii) the date on which we notify the holders of Series B Preferred Shares of the effectiveness of the registration statement of which this prospectus forms a part (the “Series B Conversion Period”). See “Description of Capital Stock” for more information regarding the terms of the Series B Preferred Shares.
There is no established trading market for the Series C Preferred Shares, and we do not expect an active trading market to develop. We do not intend to list the Series C Preferred Shares on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited. The Series C Preferred Shares are convertible into our common shares under certain circumstances described herein. See “Description of Capital Stock” for more information regarding the terms of the Series C Preferred Shares. Our common shares are listed on the Nasdaq Capital Market under the symbol “PSHG”.
Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 5, and in our Annual Report on Form 20-F for the year ended December 31, 2021, or the Annual Report, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2023.

i

ABOUT THIS PROSPECTUS
As permitted under the rules of the U.S. Securities and Exchange Commission, or the Commission, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Performance Shipping Inc., 373 Syngrou Avenue, 175 Palaio Faliro, Athens, Greece. Our telephone number is +30-216-600-2400. See “Where You Can Find More Information”.
You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus and the documents incorporated by reference may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.
Performance Shipping Inc., or the Company, desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “targets,” “likely,” “would,” “could,” “seeks,” “continue,” “possible,” “might,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in its records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.
In addition to these important factors and matters discussed elsewhere herein, including under the heading “Risk Factors,” and in the documents incorporated by reference herein, important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to: the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker shipping industry, changes in the supply of vessels, changes in worldwide oil production and consumption and storage, changes in our operating expenses, including bunker prices, crew costs, drydocking and insurance costs, our future operating or financial results, availability of financing and refinancing and changes to our financial condition and liquidity, including our ability to pay amounts that it owes and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities and our ability to obtain financing and comply with the restrictions and other covenants in our financing arrangements, our ability to continue as a going concern, potential liability from pending or future litigation and potential costs due to environmental damage and vessel collisions, the market for our vessels, availability of skilled workers and the related labor costs, compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery, the impact of the discontinuance of LIBOR after 2021 on interest rates of our debt that reference LIBOR, general economic conditions and conditions in the oil industry, effects of new products and new technology in our industry, the failure of counter parties to fully perform their contracts with us, our dependence on key personnel, adequacy of insurance coverage, our ability to obtain indemnities from customers, changes in laws, treaties or regulations, the volatility of the price of our common shares, our incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States, changes in governmental rules and regulations or actions taken by regulatory authorities, general domestic and international political conditions or events, including “trade wars,” armed conflicts including the war in Ukraine, acts by terrorists or acts of piracy on ocean-going vessels, the length and severity of epidemics and pandemics, including the ongoing outbreak of the novel coronavirus (COVID-19) and its impact on the demand for seaborne transportation of petroleum and other types of products, potential disruption of shipping routes due to accidents, labor disputes or political events, and other important factors described from time to time in the reports filed by the Company with the SEC.
This report may contain assumptions, expectations, projections, intentions, and beliefs about future events. These statements are intended as forward-looking statements. The Company may also, from time to time, make forward-looking statements in other documents and reports that are filed with or submitted to the Commission, in other information sent to the Company’s security holders, and in other written materials. The Company also cautions that assumptions, expectations, projections, intentions, and beliefs about future events may, and often do, vary from actual results and the differences can be material. The Company undertakes no obligation to publicly update or revise any forward-looking statement contained in this prospectus, whether as a result of new information, future events, or otherwise, except as required by law.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company and our principal executive office is located outside the United States in Greece. A majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.
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PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2021.
Unless the context otherwise requires, as used in this prospectus, the terms “Company”, “we”, “us” and “our” refer to Performance Shipping Inc. and all of its subsidiaries, and “Performance Shipping Inc.” refers only to Performance Shipping Inc. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Unless otherwise indicated, the information presented in this prospectus gives effect to a one-for-fifteen reverse stock split of our issued and outstanding common shares effective on November 15, 2022.
Our Company
We provide global shipping transportation services through the ownership of tanker vessels. As of the date of this prospectus, our fleet consists of eight Aframax tanker vessels, with a combined carrying capacity of 851,825 DWT and a weighted average age of approximately 12.2 years. At our inception in January 2010, our business was focused on the ownership of container vessels and we have since gradually transitioned to a purely tanker fleet, completing our exit from the containership sector in August 2020.
Our Fleet
Set forth below is summary information concerning our fleet as of the date hereof:
Vessel	Year of Build	Capacity	Builder	Charter Type
			Aframax Tanker Vessels
BLUE MOON	2011	104,623 DWT	Sumitomo Heavy Industries Marine & Engineering Co., LTD.	Time charter
BRIOLETTE	2011	104,588 DWT	Sumitomo Heavy Industries Marine & Engineering Co., LTD.	Time charter
P. KIKUMA	2007	115,915 DWT	Samsung Heavy Industries Co. Ltd.	Pool
P. YANBU	2011	105,391 DWT	Sumitomo Heavy Industries Marine & Engineering Co., LTD.	Time charter
P. SOPHIA	2009	105,071 DWT	Hyundai Heavy Industries Co. LTD.	Pool
P. ALIKI	2010	105,304 DWT	Hyundai Heavy Industries Co. LTD.	Time charter
P. MONTEREY	2011	105,525 DWT	Hyundai Heavy Industries Co. LTD.	Time charter
P. LONG BEACH	2013	105,408 DWT	Hyundai Heavy Industries Co. LTD.	Pool
Our Chartering Strategy
We employ our fleet on spot voyages, through pool arrangements and on time charters. As of the date of this prospectus, the vessels in our fleet are employed either on time charter or pool arrangements.
Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and port and canal charges. In pool charters, we earn a portion of total revenues generated by the pool, net of expenses incurred by the pool. Under spot charter arrangements, voyage expenses that are unique to a particular charter are paid for by us. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores, tonnage taxes, environmental costs and other miscellaneous expenses, and unaffiliated shipbrokers and to in-house brokers associated with the charterer for the arrangement of the relevant charter.
Our commercial policy focuses mainly on spot voyages, pool arrangements, and short- to medium-term time charters, to expose our shareholders to cyclical fluctuations in charter rates.
Management of Our Fleet
The commercial and technical management of our fleet, as well as the provision of administrative services relating to our fleet’s operations, have been carried out since March 1, 2013, by Unitized Ocean Transport Limited, or UOT, our in-house fleet manager. Pursuant to an Administrative Services Agreement, we pay UOT a fixed monthly administrative fee of $10,000, in exchange for providing us with accounting, administrative, financial reporting and other services necessary for the operation of our business. In addition, in exchange for providing us with commercial and technical services, we pay UOT a commission of 2.00% of our gross revenues, a fixed management fee of $15,000 per month for each vessel in operation and a fixed monthly fee of $7,500 for laid-up vessels, if any. These amounts are considered inter-company transactions and are, therefore, eliminated from our consolidated financial statements. In prior years, we have retained third-party managers to provide commercial and technical management for certain of our vessels. We presently do not use third-party managers.
For additional information regarding the management of our fleet, please see our Annual Report on Form 20-F for the year ended December 31, 2021.
Our Fleet Development
In June and November 2019, under two separate transactions, we acquired the entities Taburao Shipping Company Inc., Tarawa Shipping Company Inc., and Rongelap Shipping Company Inc., which were affiliated with our Chairman and former Chief Executive Officer, Mr. Symeon Palios, for an aggregate purchase price of $21.0 million. Prior to their acquisition by us, each of the three newly-acquired entities had signed contracts to purchase one Aframax tanker vessel each, the Blue Moon, the Briolette, and the P. Fos from unaffiliated third-party sellers for a purchase price of $30.0 million, $30.0 million and $26.0 million respectively, and had paid advance deposits of $8.0 million, $2.0 million and $11.0 million, respectively, in connection therewith. In exchange for the acquisition of the aforementioned entities, we agreed to pay a price equal to the aggregate deposits previously paid to the vessels’ sellers. We paid the $21.0 million aggregate purchase price for the previously signed contracts of the Blue Moon, the Briolette, and the P. Fos in our common shares. The vessels Blue Moon and Briolette were delivered to us in August and November 2019, respectively, and P. Fos was delivered in January 2020.
Later during 2020, we acquired the tanker vessels P. Kikuma and P. Yanbu, for a purchase price of $26.0 million and $22.0 million, respectively. The vessels were delivered to us in March and December 2020, respectively.
In June 2022, we acquired the tanker vessel P. Sophia (formerly “Maran Sagitta”), a 2009-built Aframax tanker of 105,071 dwt for $27.6 million. The vessel was delivered to us in July 2022.
In August 2022, we acquired the tanker vessel P. Aliki (formerly “Alpine Amalia”), a 2010-built LR2 Aframax oil product tanker of 105,304 dwt, for $36.5 million. The vessel was delivered to us in November 2022.
In September 2022, we acquired the tanker vessel P. Monterey (formerly “Phoenix Beacon”), a 2011-built Aframax tanker vessel of 105,525 dwt, for $35 million. The vessel was delivered to us in December 2022.
In October 2022, we sold the 2007-built Aframax tanker vessel P. Fos for $34.0 million and delivered the vessel to her new owners in November 2022.
In November 2022, we acquired the tanker vessel P. Long Beach (formerly “Fos Hamilton”), a 2013-built LR2 Aframax tanker vessel of 105,408 dwt, for $43.75 million. The vessel was delivered to us in December 2022.
Our Borrowing Activities
As of the date of this prospectus, we had $127.7 million aggregate amount of indebtedness outstanding under our secured bank loan facilities, and we were in compliance with all of our loan covenants. Further, as of the date of this prospectus, we have not used any derivative instruments for hedging purposes or other purposes.

For more information regarding our loan facilities, please see our interim unaudited consolidated financial statements for the nine months ended September 30, 2022, filed on Form 6-K on November 14, 2022, and incorporated by reference herein, and the other documents incorporated by reference into this prospectus.
Recent Developments
On October 17, 2022, we entered into a stock purchase agreement with Mango Shipping Corp. (“Mango”), a company controlled by Aliki Paliou, our Chairperson, pursuant to which we agreed to issue to Mango in a private placement 1,314,792 shares of our newly-designated Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (“Series C Preferred Shares”) in exchange for (i) all 657,396 Series B Convertible Cumulative Perpetual Preferred Shares (“Series B Preferred Shares”) held by Mango and (ii) the agreement by Mango to apply $4.93 million (an amount equal to the aggregate cash conversion price payable upon conversion of such Series B Preferred Shares into Series C Preferred Shares pursuant to their terms) as a prepayment by us of an unsecured credit facility agreement dated March 2, 2022 and made between us as borrower and Mango as lender, maturing in March 2023 and bearing interest at 9.0% per annum. We subsequently repaid the remaining amounts due and terminated the credit facility. The transaction was approved by a special independent committee of our Board of Directors. For more information regarding the Series C Preferred Shares, please see our Form 6-K filed on October 21, 2022 and incorporated by reference herein.
On November 8, 2022, our Board of Directors determined to effect a reverse stock split of our common shares at a ratio of one-for-fifteen. Our shareholders had previously approved the reverse stock split at the Company’s Special Meeting of Shareholders held on November 7, 2022. The reverse stock split was effective as of the opening of trading on November 15, 2022.
On November 30, 2022, we regained compliance with the minimum bid price requirements for continued listing on the Nasdaq Capital Market, as a result of the closing bid price of the Company's common shares having been at $1.00 per share or greater for at least ten consecutive business days, from November 15, 2022 through November 29, 2022.
On December 9, 2022, we entered into an ATM Sales Agreement with Virtu Americas LLC, as sales agent, pursuant to which we may offer and sell, from time to time, up to an aggregate of $30 million of our common shares. As of January 25, 2023, we have sold an aggregate of 272,207 common shares pursuant to the ATM Sales Agreement, for proceeds, net of agent’s commissions, of $0.9 million.
Corporate Information
Performance Shipping Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act, or the BCA, on January 7, 2010. Each of our vessels is owned by a separate wholly owned subsidiary. Our registered office is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is: The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. We maintain our principal executive offices at 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30-216-600-2400. Our website is http://www.pshipping.com. The information on our website shall not be deemed a part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING
Series C Preferred Shares issued and outstanding as of January 27, 2023
1,314,792 Series C Preferred Shares.
Series C Preferred Shares to be outstanding immediately after this offering
1,587,314 Series C Preferred Shares, assuming the conversion of all outstanding Series B Preferred Shares.
Terms of the offering
The Series C Preferred Shares offered hereby are issuable upon conversion of our outstanding Series B Preferred Shares pursuant to their terms. Pursuant to the terms of the Series B Preferred Shares, each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two Series C Preferred Shares (the “Series B Conversion Right”). The Series B Conversion Right may only be exercised during a 30-day period which will commence on the later of (i) February 3, 2023, which is the date immediately following the one-year anniversary of the date of issuance of the Series B Preferred Shares and (ii) the date on which we notify the holders of Series B Preferred Shares of the effectiveness of the registration statement of which this prospectus forms a part (the “Series B Conversion Period”). See “Description of Capital Stock” for more information regarding the terms of the Series B Preferred Shares.
Use of proceeds
We will receive net proceeds of approximately $1.0 million if all outstanding Series B Preferred Shares are converted into Series C Preferred Shares. We intend to use the proceeds from the conversion of the Series B Preferred Shares for tanker vessel acquisitions, general corporate and working capital purposes. However, we have not currently identified any potential acquisitions, and we can provide no assurance that we will be able to complete the acquisition of any vessel that we are able to identify. See “Use of Proceeds” in this prospectus.
Listing
There is no established trading market for the Series C Preferred Shares, and we do not expect an active trading market to develop. We do not intend to list the Series C Preferred Shares on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited. The Series C Preferred Shares are convertible into our common shares under certain circumstances described herein. See “Description of Capital Stock” for more information regarding the terms of the Series C Preferred Shares. Our common shares are listed on the Nasdaq Capital Market under the symbol “PSHG”.
Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 5 of this prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described in this prospectus and under the heading “Risk Factors” in our Annual Report, which is incorporated by reference into this prospectus. In addition, you should carefully consider the other information in the Annual Report and other documents that are incorporated by reference into this prospectus. See “Where You Can Find Additional Information”. The risks and uncertainties referred to above are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, you may lose all or part of your investment in the common shares.
Risks Relating to this Offering and the Series C Preferred Shares
There is no established trading market for the Series C Preferred Shares, which may negatively affect the market value of the Series C Preferred Shares and your ability to transfer or sell them.
There is no established trading market for the Series C Preferred Shares. We do not intend to apply to list the Series C Preferred Shares on any stock exchange or in any trading market.
Since the Series C Preferred Shares will have no stated maturity date, you may be forced to hold your Series C Preferred Shares indefinitely, with no guarantee as to ever receiving the liquidation preference. No trading market for the Series C Preferred Shares is expected to develop, and holders of Series C Preferred Shares may not be able to transfer or sell their Series C Preferred Shares, and, if they do, the price received may be substantially less than the stated liquidation preference.
We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series C Preferred Shares following the payment of expenses and the establishment of any reserves.
We will pay quarterly dividends on the Series C Preferred Shares only from funds legally available for such purpose when, as, and if declared by our Board of Directors, or, at our option, through the issuance of additional common shares, valued at the volume-weighted average price of the common stock for the 10 trading days prior to the dividend payment date. We may not have sufficient cash available each quarter to pay dividends.
In addition, we may have insufficient cash available to redeem the Series C Preferred Shares. The amount of cash we can use to pay dividends or redeem our Series C Preferred Shares depends upon the amount of cash we generate from our operations, which may fluctuate significantly, and other factors, including the following:
•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;
•	the amount of any cash reserves established by our Board of Directors;
•
restrictions under Marshall Islands law, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend;

•	restrictions under our credit facilities and other instruments and agreements governing our existing and future indebtedness; and
•
our overall financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to the risks associated with the shipping industry and the other factors, many of which are beyond our control.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, and our Board of Directors, at its discretion, may elect not to declare any dividends. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Our ability to pay dividends on and to redeem our Series C Preferred Shares, and therefore your ability to receive payments on the Series C Preferred Shares, is limited by the requirements of Marshall Islands law and by our contractual obligations.
Marshall Islands law provides that we may pay dividends on and redeem the Series C Preferred Shares only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law, we may not pay dividends on or redeem Series C Preferred Shares if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.
Further, the terms of some of our outstanding or future credit facilities may prohibit us from declaring or paying any dividends or distributions on preferred stock, including the Series C Preferred Shares, or redeeming, purchasing, acquiring or making a liquidation payment on preferred stock in certain circumstances.
Our Series C Preferred Shares are subordinated to our debt obligations and rank pari passu with our Series B Preferred Shares, and your interests could be diluted by the issuance of additional shares, including additional Series C Preferred Shares, other preferred shares, or by other transactions.
Our Series C Preferred Shares are subordinated to all of our existing and future indebtedness. We may incur additional indebtedness under our existing or future credit facilities or other debt agreements. The payment of principal and interest on our debt reduces cash available for distribution to us and on our shares, including the Series C Preferred Shares.
Our Series C Preferred Shares will rank pari passu with our Series B Preferred Shares (and any additional preferred shares on a parity with our Series C Preferred Shares which we may issue in the future) as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series C Preferred Shares and Series B Preferred Shares are paid, any partial payment shall be made pro rata with respect to the Series C Preferred Shares and any Series B Preferred Shares entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.
The issuance of additional preferred shares on a parity with or senior to our Series C Preferred Shares would dilute the interests of the holders of our Series C Preferred Shares, and any issuance of such additional preferred shares or additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series C Preferred Shares.
The Series C Preferred Shares represent perpetual equity interests in us.
The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series C Preferred Shares may be required to bear the financial risks of an investment in the Series C Preferred Shares for an indefinite period of time.
The Series C Preferred Shares are only redeemable at our option and investors should not expect us to redeem the Series C Preferred Shares in the future.
We may redeem, at our option, all or from time to time part of, the Series C Preferred Shares, at any time, on or after the date that is the date immediately following the 15-month anniversary of the first date of issuance of the Series C Preferred Shares, subject to any applicable restrictions in agreements governing our current or future indebtedness and Marshall Islands law. If we redeem the Series C Preferred Shares, holders of the Series C Preferred Shares will be entitled to receive a redemption price equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption (or, if less than 25% of the authorized number of Series C Preferred Shares are outstanding, we may pay the redemption price in common shares). Any decision we may make at any time to propose a redemption of the Series C Preferred Shares will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time, and investors should not expect us to redeem the Series C Preferred Shares on any particular date in the future, or at all. If the Series C Preferred Shares are redeemed, it may be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Series C Preferred Shares in a similar security or at similar rates. We may elect to exercise our redemption right on multiple occasions. Any such optional redemption would be effected only out of funds legally available for such purpose.

As a holder of Series B Preferred Shares, you will not have the voting rights of a holder of Series C Preferred Shares until Series C Preferred Shares are issued upon conversion of Series B Preferred Shares during the Series B Conversion Period.
Your voting rights as a holder of Series B Preferred Shares are extremely limited. The common shares and Series C Preferred Shares are the only classes of stock carrying full voting rights Any Series C Preferred Shares issued upon exercise of the Series B Conversion Right will convey voting rights superior to those of the common shares. Holders of the Series B Preferred Shares generally have no voting rights, except as provided under Marshall Islands law. In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our Amended and Restated Articles of Incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares. The Series C Preferred Shares carry superior voting rights, but you will not have the voting rights of a holder of Series C Preferred Shares until Series C Preferred Shares are issued upon conversion of Series B Preferred Shares during the Series B Conversion Period
Risks Relating to our Company and Ownership of Our Common Shares
Outbreaks of epidemic and pandemic of diseases, such as the ongoing outbreak of COVID-19, and governmental responses thereto, could adversely affect our business.
Since the beginning of the calendar year 2021, the outbreak of COVID-19 has resulted in numerous actions taken by governments and governmental agencies in an attempt to mitigate the spread of the virus, including travel bans, quarantines, lockdown measures, and other emergency public health measures. These measures have resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. If the COVID-19 pandemic continues on a prolonged basis, or becomes more severe, the adverse impact on the global economy and the rate environment for tanker vessels may deteriorate further, and our operations and cash flows may be negatively impacted. Relatively weak global economic conditions during periods of volatility have, and may continue to have, a number of adverse consequences for the tanker vessel sector, including, among other things:
•	low charter rates, particularly for tanker vessels employed on short-term time charters or in the spot market;
•	decreases in the market value of tanker vessels and a limited second-hand market for the sale of tanker vessels;
•	limited financing for tanker vessels;
•	loan covenant defaults; and
•	declaration of bankruptcy by certain tanker vessel operators, tanker vessel owners, shipyards, and charterers.
The COVID-19 pandemic and measures to contain its spread have negatively impacted regional and global economies and trade patterns in markets in which we operate, the way we operate our business, and the businesses of our charterers and suppliers. These negative impacts could continue or worsen, even after the pandemic itself diminishes or ends. Companies, including us, have also taken precautions, such as requiring employees to work remotely and imposing travel restrictions, while some other businesses have been required to close entirely. Moreover, we face significant risks to our personnel and operations due to the COVID-19 pandemic. Our crews face risk of exposure to COVID-19 as a result of travel to ports in which cases of COVID-19 have been reported. Our shore-based personnel likewise face risk of such exposure, as we maintain offices in areas that have been impacted by the spread of COVID-19.
Measures against COVID-19 in a number of countries have restricted crew rotations on our vessels, which may continue or become more severe. As a result, in 2021 and up to the date of this prospectus, vessel operators experienced and may continue to experience disruptions to normal vessel operations caused by increased deviation time associated with positioning vessels to countries in which they can undertake a crew rotation in compliance with such measures. Our crews generally work on a rotation basis, relying exclusively on international air transport for crew changes plan fulfillment. Any such disruptions could impact the cost of rotating our crew further, and possibly impact our ability to maintain a full crew synthesis onboard our vessel and other vessels we may acquire at any given time. Delays in crew rotations have furthermore led to issues with crew fatigue and may continue to do so, which may result in delays or other operational issues. Additionally, we are particularly vulnerable to our crew members getting sick, as if even one of our crew members gets sick, local authorities could require us to detain and quarantine the vessel and its crew for an unspecified amount of time, disinfect and fumigate the vessel and cargo onboard, or take similar precautions, which would add costs, decrease our utilization, and substantially disrupt our cargo operations. We expect to incur increased expenses due to incremental fuel consumption and days in which our vessel and other vessels we may acquire are unable to earn revenue in order to deviate to certain ports on which we would ordinarily not call during a typical voyage. We may also incur additional expenses associated with testing, personal protective equipment, quarantines, and travel expenses such as airfare costs in order to perform crew rotations in the current environment.
The COVID-19 pandemic and measures in place against the spread of the virus have led to a more difficult environment in which to dispose of vessels, given the difficulty to physically inspect vessels. The impact of COVID-19 has also resulted in reduced industrial activity in China with temporary closures of factories and other facilities, labor shortages, and restrictions on travel. We believe these disruptions, along with other seasonal factors, including lower demand for some of the cargoes we carry, such as crude oil and refined petroleum products, have contributed to lower tanker charter rates during 2021 and beginning 2022.
Epidemics may also affect personnel operating payment systems through which we receive revenues from the chartering of our vessels or pay for our expenses, resulting in delays in payments. Organizations across industries, including ours, are rightly focusing on their employees’ well-being while ensuring that their operations continue undisrupted and, at the same time, adapting to new ways of operating. As such, employees are encouraged or even required to operate remotely, which significantly increases the risk of cybersecurity attacks.
While it is not possible to fully assess the overall impact that COVID-19 has had and will have on our financial condition and operations and on the tanker sector in general, we assess that tanker charter rates have been reduced significantly as a result of COVID-19 and that the tanker industry in general, and we specifically, are likely to continue to be exposed to volatility in the near term.
Further, containment measures and quarantine restrictions adopted by many countries worldwide have caused a significant impact on our ability to embark and disembark crew members and on our seafarers themselves. During the global gradual recovery from COVID-19, the Company continues to take proactive measures to ensure the health and wellness of its crew and onshore employees while endeavoring to maintain effective business continuity and uninterrupted service to its customers. During the nine month periods ended September 30, 2022 and 2021, the Company incurred increased costs as a result of the restrictions imposed in various jurisdictions creating delays and additional complexities with respect to port calls and crew rotations.
The extent of the COVID-19 outbreak’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, any resurgence or mutation of the virus, the continued availability of vaccines and their global deployment, the development of effective treatments, the imposition of effective public safety and other protective measures and the public’s response to such measures. There continues to be a high level of uncertainty relating to how the pandemic will evolve, how governments and consumers will react and progress on the approval and distribution of vaccines, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, the ultimate severity of the COVID-19 outbreak is uncertain at this time, and therefore, we cannot predict the impact it may have on our future operations, which impact could be material and adverse.
The occurrence or continued occurrence of any of the foregoing events or other epidemics, or an increase in the severity or duration of the COVID-19 or other epidemics, could have a material adverse effect on our business, results of operations, cash flows, financial condition, the value of our vessels, and ability to pay dividends.
International hostilities, terrorist attacks and other geopolitical events could affect our results of operations and financial condition.
Continuing conflicts and recent developments in Ukraine, the Middle East, including tensions between the U.S. and Iran, as well as other geographic countries and areas, geopolitical events such as Brexit, terrorist or other attacks, and war (or threatened war) or international hostilities, such as between Russia and Ukraine, China and Taiwan, or the U.S. and North Korea, may lead to armed conflict or acts of terrorism around the world, which may contribute to further economic instability in the global financial markets and international commerce. The war between Russia and Ukraine may lead to further regional and international conflicts or armed action. This conflict has disrupted supply chains and cause instability in the energy markets and the global economy, with effects on the tanker market, which has experienced volatility. The United States and the European Union, among other countries, have announced sanctions against Russia, including sanctions targeting the Russian oil sector, among those a prohibition on the import of oil from Russia to the United States. The ongoing war could result in the imposition of further economic sanctions by the United States and the European Union against Russia, with uncertain impacts on the tanker market. While much uncertainty remains regarding the global impact of the war in Ukraine, it is possible that such tensions could adversely affect our business, financial condition, results of operation and cash flows. Furthermore, it is possible that third parties with whom we have charter contracts may be impacted by events in Russia and Ukraine, which could adversely affect our operations. Additionally, any further escalations of tension between the U.S. and Iran could result in retaliation from Iran that could potentially affect the shipping industry through increased attacks on vessels in the Strait of Hormuz (which already experienced an increased number of attacks on and seizures of vessels in 2019). These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. The conflict in Ukraine has recently resulted in missile attacks on commercial vessels in the Black Sea. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea, the Gulf of Aden off the coast of Somalia, and in particular, the Gulf of Guinea region off Nigeria, which experienced increased incidents of piracy in recent years. Any of these occurrences could have a material adverse impact on our operating results. Additionally, Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties, and other regulatory matters could, in turn, adversely impact our business and operations.
The market price of our common shares, into which the Series C Preferred Shares are convertible under certain circumstances, is subject to significant fluctuations and may continue to be highly volatile.
The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control.
During the period from January 1, 2022 to January 25, 2023, the trading price of our common shares has ranged from an intra-day high of $71.25 on March 8, 2022 to an intra-day low of $2.32 on January 25, 2023, in each case as adjusted for the one-for-fifteen reverse stock split effective on November 15, 2022. Since June 2016, we have effected eight reverse stock splits of our common shares, each of which was approved by our board of directors and by our shareholders at an annual or special meeting of such shareholders. There were no changes to the trading symbol, number of authorized shares, or par value of our common stock in connection with any of the reverse stock splits.
Among the factors that have in the past and could in the future affect our stock price are:
•	the failure of securities analysts to publish research about us, or analysts to make appropriate changes in their financial estimates;
•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;
•	variations in quarterly operating results;
•	general economic conditions;
•	terrorist or piracy acts;
•	unforeseen events, such as natural disasters or pandemics (including the ongoing COVID-19 pandemic);
•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars or other conflicts, including the war in Ukraine.
•	actual or anticipated fluctuations in our operating results from period to period;
•	fluctuations in interest rates;
•	fluctuations in the availability or the price of oil and chemicals;
•	fluctuations in foreign currency exchange rates;
•	the loss of any of our key management personnel;
•	our failure to successfully implement our business plan;
•	future sales of our common shares or other securities;

•	stock splits or reverse stock splits; and
•	investors' perception of us and the international tanker sector.
These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance. The seaborne transportation industry has been highly unpredictable and volatile. The market for common shares of companies in this industry may be volatile as a consequence. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price, or that you will be able to sell them at all.
In addition, the market price and trading volume of our common shares have at certain times in the past exhibited, and may continue to exhibit, extreme volatility, including within a single trading day. Such volatility could cause purchasers of our common shares to incur substantial losses. Under these circumstances, we would caution you against investing in our common shares unless you are prepared to incur the risk of incurring substantial losses.
In addition, over the last few years, the stock market has experienced price and volume fluctuations, including due to factors relating to the ongoing outbreak of COVID-19 and the war in Ukraine, and this volatility has sometimes been unrelated to the operating performance of particular companies. As a result, there is a potential for rapid and substantial decreases in the price of our common shares, including decreases unrelated to our operating performance or prospects. This market and share price volatility relating to the effects of COVID-19 or the war in Ukraine, as well as general economic, market or political conditions, has and could further reduce the market price of our common shares in spite of our operating performance and could also increase our cost of capital, which could prevent us from accessing debt and equity capital on terms acceptable to us or at all.
A proportion of our common shares may be traded by short sellers which may put pressure on the supply and demand for our common shares, creating further price volatility. In particular, a possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply may lead to sudden extreme price volatility in our common shares. Investors may purchase our common shares to hedge existing exposure in our common shares or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our common shares may rapidly decline. A short squeeze could lead to volatile price movements in our shares that are not directly correlated to the performance or prospects of our company and could cause purchasers of our common shares to incur substantial losses.
Further, shareholders may institute securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.
As a key component of our business strategy, we intend to issue additional common shares or other securities to finance our growth as market conditions warrant. These issuances, which would generally not be subject to shareholder approval, may lower your ownership interests and may depress the market price of our common stock.
We have in the past conducted significant offerings of our common shares and securities convertible into common shares pursuant to previous public and private offerings of our equity and equity-linked securities. As a key component of our business strategy, we plan to finance potential future expansions of our fleet in large part with equity financing. Pursuant to our amended and restated articles of incorporation, we are authorized to issue up to 500,000,000 common shares and 25,000,000 preferred shares, each with a par value of $0.01 per share. We may issue additional shares of common stock and other equity securities of equal or senior rank, without shareholder approval, in a number of circumstances from time to time. We currently have an effective registration statement on Form F-3 (333-237637), for the registered sale of up to $250 million of our securities, which we have utilized only in part, and more than $200 million of additional securities in future offerings may be sold pursuant to such registration statement.
In addition, we may be obligated to issue pursuant to the terms of outstanding convertible securities:
•	any common shares issuable pursuant to the exercise of conversion rights under our Series C Preferred Shares, of which 1,314,792 shares are currently outstanding;

•	8,000 common shares issuable upon the exercise of outstanding options exercisable at a price range between $150.00 and $450.00 per share, for a term expiring January 1, 2026;
•	up to 567,366 common shares issuable upon the exercise of our Class A Warrants (at an exercise price of $15.75 per share) which expire in January 2028;
•	up to 1,133,333 common shares that may be issued upon the exercise of the July 2022 Warrants (at an exercise price of $2.60 per share as of January 26, 2023) which expire in January 2028; and
•	up to 2,222,222 common shares that may be issued upon the exercise of the August 2022 Warrants (at an exercise price of $2.60 per share as of January 26, 2023) which expire in August 2027.
Our existing common shareholders will experience significant dilution if we sell shares at prices significantly below the price at which they invested. We may issue additional common shares or other equity securities of equal or senior rank in the future to raise additional capital in connection with, among other things, debt prepayments, future vessel acquisitions, payment of dividends on our Series B or Series C Preferred Shares, redemptions of our Series C Preferred Shares, or any future equity incentive plan, without shareholder approval, in a number of circumstances. Holders of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series of shares and, therefore are at risk of dilution.
Our issuance of additional shares of common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable on the shares of our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of the shares of our common shares may decline.
The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders or by holders of securities convertible into common shares, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.
The issuance of common shares in future offerings may trigger anti-dilution provisions in our outstanding warrants and convertible securities and affect the interests of our common shareholders.
The July 2022 Warrants, August 2022 Warrants and Series C Preferred Shares contain anti-dilution provisions that have been triggered by our subsequent issuance of securities, and could further be triggered by future issuances of common shares or securities convertible into common shares, depending on the offering price of equity issuances, the conversion price or formula of convertible shares or the exercise price or formula of warrants. Any issuance or deemed issuance of common shares below the applicable exercise or conversion price of the July 2022 Warrants, August 2022 Warrants and Series C Preferred Shares may result in an adjustment downward of the conversion or exercise price of such securities and could result in a corresponding increase in the number of common shares issuable upon conversion or exercise of such securities. As of January 26, 2023, the current exercise price of the July 2022 Warrants and August 2022 Warrants is $2.60 and $2.60, respectively, per common share, subject to anti-dilution adjustments to a minimum exercise price of $1.65. The current conversion price of the Series C Preferred Shares is $2.60 per common share, subject to anti-dilution adjustments to a minimum conversion price of $0.50. Generally, the anti-dilution provisions of the July 2022 Warrants, August 2022 Warrants and Series C Preferred Shares will operate to adjust the exercise or conversion price of each such security to the lowest price at which we sell shares in any future offering, including our current registered at-the-market offering, if such price is below the then-applicable exercise or conversion price of such securities and equal to or greater than the applicable minimum exercise or conversion price. If the holders of such securities elect to convert or exercise following an adjustment of the exercise or conversion price of such securities, including as a result of the issuance of shares in this offering, your investment in our common shares may be diluted.

There is no guarantee of a continuing public market for you to resell our common shares. If the price of our common shares declines significantly, our common shares could be delisted from the Nasdaq Capital Market or trading could be suspended.
Our common shares commenced trading on the Nasdaq Global Market on January 19, 2011. Since January 2, 2013, our common shares have traded on the Nasdaq Global Select Market and since March 6, 2020 our common shares have traded on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue. The Nasdaq Capital Market and each national securities exchange have certain corporate governance requirements that must be met in order for us to maintain our listing. If we fail to maintain the relevant corporate governance requirements, our common shares could be delisted, which would make it harder for you to monetize your investment in our common shares and would cause the value of your investment to decline.
A decline in the closing price of our common shares could result in a breach of the requirements for listing on the Nasdaq Capital Market. Although we would have an opportunity to take action to cure such a breach, if we do not succeed, Nasdaq could commence suspension or delisting procedures in respect of our common shares. On July 13, 2022, we received written notification from the NASDAQ Stock Market, indicating that because the closing bid price of our common shares for 30 consecutive business days, from May 27, 2022 to July 12, 2022, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Following the effectiveness of the 1-to-15 reverse stock split on November 15, 2022, we regained compliance with the minimum bid price requirement on November 30, 2022. However, if we fail to maintain compliance with Nasdaq’s continued listing standards and delist from the Nasdaq and our common shares are not subsequently listed and registered on another national securities exchange, we will be unable to meet certain transaction requirements that would effectively prevent us from offering and selling additional common shares under this registration statement.
The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity, and information available concerning trading prices and volume. Additionally, fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors, may constitute a breach under certain of our credit facilities, constitute an event of default under certain classes of our preferred stock and cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares.
We cannot assure you that our board of directors will declare dividend payments on our common shares in the future, or when such payment might occur.
On October 20, 2020, we announced that our board of directors approved a new variable quarterly dividend policy after previously suspending the quarterly cash dividend on our common shares since the quarter ended June 30, 2016. On November 9, 2020, we made a dividend payment in the aggregate amount of $0.01 per share (or $0.10 per share as adjusted for the reverse stock split effected on November 2, 2020) to the shareholders of record at the close of business on October 30, 2020, with respect to the third quarter of 2020. While we have declared and paid cash dividends on our common shares in the past and currently do so, there can be no assurance that our board of directors will declare dividend payments in the future.
If declared, our variable quarterly dividend is expected to be paid each February, May, August and November and to be a percentage of our available cash from operations during the previous quarter after cash payments for debt repayment and interest expense, reserves for the replacement of our vessels, scheduled drydockings, intermediate and special surveys, and other purposes as our board of directors may from time to time determine are required, after taking into account contingent liabilities, the terms of any credit facility, our growth strategy and other cash needs as well as the requirements of Marshall Islands law, among other factors. In addition, any credit facilities that we may enter into in the future may include restrictions on our ability to pay dividends.
The declaration and payment of dividends, even during times when we have sufficient funds and are not restricted from declaring and paying dividends by our lenders or any other party, will always be subject to the discretion of our board of directors. Our board of directors may review and amend our dividend policy from time to time, taking into consideration our plans for future growth and other factors. The actual timing and amount of dividend payments, if any, will be determined by our board of directors and will be affected by various factors, including our cash earnings, financial condition and cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, a change in our dividend policy, additional borrowings or future issuances of securities, many of which will be beyond our control.
We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in our Annual Report. Our growth strategy contemplates that we will finance the acquisition of additional tanker vessels through a combination of primarily equity capital and, to a lesser extent, cash on hand and debt financing on terms acceptable to us. If external sources of funds on terms acceptable to us are limited, our board of directors may determine to finance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.
We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us to satisfy our financial obligations and to make dividend payments. In addition, our existing or future credit facilities may include restrictions on our ability to pay dividends.
The shipping sector is highly cyclical and volatile. We cannot predict with accuracy the amount of cash flows our operations will generate in any given period. Our quarterly dividends, if any, will vary significantly from quarter to quarter as a result of variations in our operating performance, cash flow, and other contingencies, and we cannot assure you that we will generate available cash for distribution in any quarter, and so we may not declare and pay any dividends in certain quarters, or at all. Our ability to resume payment of dividends will be subject to the limitations set forth above and in our Annual Report.
In times when we have debt outstanding, we intend to limit our dividends per share, if dividend payment is reinstated, to the amount that we would have been able to pay if we were financed entirely with equity. In addition, any credit facilities that we may enter into in the future may include restrictions on our ability to pay dividends.
Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.
Aliki Paliou, the Chairperson of the Board, controls a majority of voting power over matters on which our shareholders are entitled to vote, and accordingly, may exert considerable influence over us and may have interests that are different from the interests of our other shareholders.
Aliki Paliou may be deemed to beneficially own 1,314,792 Series C Preferred Shares, and through the beneficial ownership of such Series C Preferred Shares currently controls in excess of 96.7% of the voting power of our capital stock. As a result, Ms. Paliou has the power to exert considerable influence over our actions through her ability to control the outcome of any matter submitted to a vote of our shareholders, including the election of our directors and other significant corporate actions. The Series C Preferred Shares bear superior voting rights to our common shares and are entitled to vote on all matters on which our shareholders are entitled to vote, and further are convertible into our common shares beginning six months after issuance. The superior voting rights of our Series C Preferred Shares may limit our common shareholders’ ability to influence corporate matters. The interests of the holders of the Series C Preferred Shares may conflict with the interests of our common shareholders, and as a result, the holders of our capital stock may approve actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. For additional information regarding the terms of our Series C Preferred Shares, please see “Description of Capital Stock.”

USE OF PROCEEDS
We will receive net proceeds of approximately $1.0 million if all outstanding Series B Preferred Shares are converted into Series C Preferred Shares. However, there can be no assurance that all or any of the Series B Preferred Shares will be converted within the Series B Conversion Period.
We intend to use the proceeds from the conversion of the Series B Preferred Shares for tanker vessel acquisitions, general corporate and working capital purposes. However, we have not currently identified any potential acquisitions, and we can provide no assurance that we will be able to complete the acquisition of any vessel that we are able to identify.

PLAN OF DISTRIBUTION
We will deliver Series C Preferred Shares upon conversion of the Series B Preferred Shares pursuant to their terms. As of the date of this prospectus, the 136,261 outstanding Series B Preferred Shares are convertible into a total of 272,522 Series C Preferred Shares.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2022, on an:
•	actual basis, adjusted for the one-for-15 reverse stock split that we effected on November 15, 2022;
•
as adjusted basis, giving effect to: a) aggregate drawdowns of $76.7 million under our new credit facilities with Alpha Bank SA. and Piraeus Bank to finance the acquisitions of the newly acquired vessels P. Aliki, P. Monterey and P. Long Beach and to re-finance the existing indebtedness of the vessel P. Kikuma; b) aggregate loan prepayments of $15.6 million for the vessels P. Kikuma and P. Fos, the latter of which has been sold; c) aggregate repayments of $2.5 million for scheduled loan installments; d) the issuance to Mango in a private placement of 1,314,792 shares of our newly-designated Series C Preferred Shares in exchange for (i) all 657,396 Series B Preferred Shares held by Mango and (ii) the agreement by Mango to apply $4.93 million as a prepayment by us of the unsecured credit facility agreement dated March 2, 2022 between us as borrower and Mango as lender[1], e) the prepayment of the remaining outstanding balance of the unsecured credit facility with Mango ($0.07 million) as discussed above in “Summary—Recent Developments.”; f) aggregate proceeds, net of agent’s expenses, of $0.9 million from the issuance of 272,207 common shares that were issued pursuant to our ATM Sales Agreement through January 25, 2023.

•
as further adjusted basis, to give effect to the issuance of 272,522 Series C Preferred Shares, assuming all outstanding Series B Preferred Shares are converted, resulting in net proceeds of approximately $1.0 million [1].

You should read the information below together with the sections of this prospectus entitled “Use of Proceeds” and “Risk Factors,” and those risk factors set forth in our Annual Report, in addition to “Item 5. Operating and Financial Review and Prospects – A. Operating Results” contained in the Annual Report, as well as the financial statements and related notes which are incorporated by reference into this prospectus.
There have been no other material adjustments to our capitalization between September 30, 2022 and January 25, 2023, as so adjusted.
	As of September 30, 2022
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Bank debt (principal balance, secured and guaranteed)	$69,101	$127,696	$127,696
Other debt (principal balance, unsecured)	$5,000	$—	—
Stockholders’ equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized, 793,657 Series B issued and outstanding actual, 136,261 Series B and 1,314,792 Series C issued and outstanding as adjusted, and 0 Series B and 1,587,314 Series C issued and outstanding as further adjusted	$8	$15	$16
Common stock, $0.01 par value; 500,000,000 shares authorized; 4,047,209 issued and outstanding actual, 4,319,416 issued and outstanding as adjusted and as further adjusted	40	43	43
Additional paid-in capital	494,271	500,117	501,098
Other comprehensive loss	(2)	(2)	(2)
Accumulated deficit	(367,463)	(367,463)	(367,463)
Total stockholders’ equity	$126,854	$132,710	$133,692

Total capitalization	$200,955	$260,406	$261,388
[1]
The accounting treatment of the issuance to Mango of 1,314,792 shares of our newly-designated Series C Preferred Shares in exchange for (i) all 657,396 Series B Preferred Shares held by Mango and (ii) the agreement by Mango to apply $4.93 million as a prepayment by us of the unsecured credit facility agreement dated March 2, 2022 between us as borrower and Mango as lender has not been concluded as of the date of this prospectus. Also, the accounting treatment of the issuance of our newly-designated Series C Preferred Shares, assuming all outstanding Series B Preferred Shares are converted, has not been concluded as of the date of this prospectus. Any potential implications on outstanding Series B Preferred Shares, that are convertible to Series C Preferred Shares, as a result of the issuance of Series C Preferred Shares has not been analyzed as of the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK
For the complete terms of our capital stock, please refer to our restated articles of incorporation and our second amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The BCA of the Republic of the Marshall Islands may also affect the terms of our capital stock.
For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to Performance Shipping Inc. and not any of its subsidiaries.
Purpose
Our purpose, as stated in our restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Under our amended and restated articles of incorporation, our authorized capital stock consists of 500,000,000 common shares, par value $0.01 per share, of which 4,319,416 shares are issued and outstanding as of January 25, 2023, and 25,000,000 preferred shares, par value $0.01 per share, of which 136,261 of our Series B Preferred Shares and 1,314,792 of our Series C Preferred Shares are currently issued and outstanding.
Our board of directors has the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred shares.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of our preferred shares, including our existing classes of preferred shares and any preferred shares we may issue in the future.
Voting Rights
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. At any annual or special general meeting of shareholders where there is a quorum, the affirmative vote of a majority of the votes cast by holders of shares of stock represented at the meeting shall be the act of the shareholders. (Under the Articles of Incorporation, at all meetings of shareholders except otherwise expressly provided by law, there must be present in person or proxy shareholders of record holding at least one third of the shares issued and outstanding and entitled to vote at such meeting in order to constitute a quorum but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.)
Our Bylaws do not confer any conversion, redemption or preemptive rights attached to our common shares.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends.
Liquidation Rights
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution.

Variation of Rights
Generally, the rights or privileges attached to our common shares may be varied or abrogated by the rights of the holders of our preferred shares, including our existing classes of preferred shares and any preferred shares we may issue in the future.
Limitations on Ownership
Under Marshall Islands law generally, there are no limitations on the right of non-residents of the Marshall Islands or owners who are not citizens of the Marshall Islands to hold or vote our common shares.
Description of Preferred Shares
Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.
Description of the Series B Convertible Cumulative Perpetual Preferred Stock
On December 21, 2021, we offered to exchange up to approximately 271,078 of our issued and outstanding common shares for newly issued shares of our Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) at a ratio of 0.28 Series B Preferred Shares for each common share. The offer expired on January 27, 2022 and a total of approximately 188,974 common shares were validly tendered and accepted for exchange in the offer, which resulted in the issuance of 793,657 Series B Preferred Shares.
The following summary of certain terms and provisions of the Series B Preferred Shares is not complete and is subject to, and qualified in its entirety by the provisions of the statement of designations of the Series B Preferred Shares, which is incorporated by reference herein.
Listing
Currently, no market exists for the Series B Preferred Shares (or the Series C Preferred Shares into which they may be converted), and we do not intend to apply to list the Series B Preferred Shares or the Series C Preferred Shares on any stock exchange or in any trading market. See the Annual Report on Form 20-F of which this Exhibit is a part under “Risk Factors - There is no established trading market for the Series B Preferred Shares which may negatively affect their market value and your ability to transfer or sell them.”
Ranking
The Series B Preferred Shares, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:
•
senior to our common stock and to each other class or series of capital stock that has been or will be established after the Original Issue Date of the Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•
pari passu with any class or series of capital stock that has been or will be established after the Original Issue Date of the Series B Preferred Shares with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and

•
junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

Under the Certificate of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such Series B Preferred Shares or the issuance of any shares of that series. Our Board of Directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described below under “Voting Rights.”
Liquidation Rights
The holders of outstanding Series B Preferred Shares are entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus any accumulated and unpaid dividends thereon to and including the date of payment, but without interest, before any distribution will be made to the holders of our common stock or any other Junior Securities. The following will be deemed a liquidation event:
•	merger or consolidation of the Company;
•	sale, lease or conveyance of all or substantially all of the Company’s consolidated assets (other than in the usual or regular course of its business); and
•	change in control.
In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences plus the amount of any accrued and unpaid dividends thereon. After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of our common stock and any other Junior Securities then outstanding according to their respective rights.
Voting Rights
The Series B Preferred Shares have no voting rights except as set forth below, as set forth in the Certificate of Designation for the Series B Preferred Shares, or as otherwise provided by Marshall Islands law.
Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our articles of incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.
On any matter described above in which the Series B Preferred Shareholders are entitled to vote as a class, whether separately or together with the holders of any Parity Securities, such holders will be entitled to one vote per Series B Preferred Share.
Series B Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Dividends
General
Holders of Series B Preferred Shares will be entitled to receive, when, as, and if declared by our Board of Directors, cumulative cash dividends out of legally available funds for such purpose, payable on each Dividend Payment Date commencing on June 15, 2022. At the Company’s option, such dividends may be paid in Common Shares of the Company valued at the volume-weighted average price of the common stock for the 10 trading days prior to the Dividend Payment Date.

Dividends on the Series B Preferred Shares offered hereby will accrue from and including the Original Issue Date (at a rate of 4.00% per annum of the $25.00 per share liquidation preference of Series B Preferred Shares. The dividend rate is not subject to adjustment.
Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the Original Issue Date, as the case may be, to but excluding the next applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the Nasdaq is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required to close.
Dividend Payment Dates
The “Dividend Payment Dates” for the Series B Preferred Shares is each June 15, September 15, December 15 and March 15, commencing with June 15, 2022. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the Nasdaq is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required to close.
Payment of Dividends
Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, the holders of such shares as such holders’ names appear on our share transfer books maintained by our registrar and transfer agent on the applicable Record Date (as defined below). The applicable record date (the “Record Date”) will be the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our Board of Directors in accordance with the Certificate of Designation, our Articles of Incorporation and our Bylaws, each as amended and as may be further amended from time to time.
Declared dividends will be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent will be responsible for holding or disbursing such payments to holders of the Series B Preferred Shares in accordance with the instructions of such holders. In certain circumstances, dividends may be paid by check delivered to the registered address of the holder of Series B Preferred Shares, unless, in any particular case, we elect to pay by wire transfer.
No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates.
If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.
No Sinking Fund
The Series B Preferred Shares do not have the benefit of any sinking fund.
Redemption
Optional Redemption
At any time on or after the date that is the date immediately following the 15-month anniversary of the Original Issue Date of the Series B Preferred Shares, we may redeem, at our option, in whole or in part, the Series B Preferred

Shares at a redemption price in cash equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.
Redemption Procedures
We will provide notice of any redemption, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of Series B Preferred Shares, as such holders’ names appear on our share transfer books maintained by our registrar and transfer agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.
If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such Series B Preferred Shares shall be selected for redemption as follows: (i) in accordance with applicable rules and procedures of DTC and any relevant securities exchange; or (ii) if there are no such requirements of DTC or any relevant securities exchange, on a pro rata basis, in each case, with adjustments to avoid redemption of fractional shares. Accordingly, if the Company mandatorily redeems outstanding Series B Preferred Shares in part, it is possible that a holder of Series B Preferred Shares may have some, all, or none of his or her Series B Preferred Shares redeemed by the Company.
The redemption price will be paid by the Paying Agent to the holders of the Series B Preferred Shares on the redemption date.
The aggregate redemption price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed Series B Preferred Shares. The Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate of Designation (including our right, if we so elect, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with the redemption provisions described herein).
If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given no later than 10:00 a.m., New York City time, on the Business Day fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate, and all rights of holders of such Series B Preferred Shares as Series B Preferred Shareholders will cease, except the right to receive the redemption price, including an amount equal to accrued and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, the redemption of Series B Preferred Shares that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date shall, to the extent permitted by law, be repaid to us upon our written request, after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.
Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute preferred shares subject to designation by the Board of Directors set forth in our Articles of Incorporation. If only a portion of the Series B Preferred Shares has been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.
Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accrued and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates have any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and canceled by us will revert to the status of authorized but unissued preferred shares undesignated by us.
Notwithstanding the foregoing, in the event that dividends on the Series B Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any common stock and any other Junior Securities, except pursuant to an exchange for or conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.
Conversion to Series C Preferred Shares
Pursuant to the Series B Conversion Right, each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two shares of Series C Convertible Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference of $25.00 (“Series C Preferred Shares”). The Series B Conversion Right may only be exercised during a 30-day period, such period commencing on the date that is the later of (i) the date that is the date immediately following the one-year anniversary of the Original Issue Date and (ii) the date on which the Company notifies the holders of Series B Preferred Shares that the issuance of Series C Preferred Shares upon exercise of the Series B Conversion Right is covered under an effective registration statement that is filed with the SEC under the Securities Act or the date that the Company notifies the holders of Series B Preferred Shares that it has determined, in its sole discretion, that the issuance of such Series C Preferred Shares is exempt from the registration requirements of the Securities Act (the “Conversion Period”). The Company will file the Series C Preferred Share Registration Statement to the extent necessary to allow all holders of the Series B Preferred Shares to exercise the Series B Conversion Right.
Description of the Series C Convertible Cumulative Redeemable Perpetual Preferred Stock
On October 17, 2022 (the “Original Issuance Date”), we filed a Certificate of Designation (the “Series C Certificate of Designation”) with the Registrar of Corporations of the Republic of the Marshall Islands pursuant to which we established our newly designated Series C Preferred Shares. The authorized number of Series C Preferred Shares is 1,587,314, of which 1,314,792 Series C Preferred Shares are issued and outstanding.
The following description of the terms of the Series C Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Series C Certificate of Designation filed as an exhibit to our Form 6-K filed on October 21, 2022 and incorporated herein by reference.
Voting. Each holder of Series C Preferred Shares is entitled to a number of votes equal to the number of Common Shares into which such holder’s Series C Preferred Shares would then be convertible (notwithstanding the requirement that the Series C Preferred Shares are convertible only after six months following the Original Issuance Date), multiplied by 10. Except as set forth in the Series C Certificate of Designation with respect to certain matters requiring the majority vote of the Series C Preferred Shares or as required by law, the holders of Series C Preferred Shares shall vote together as one class with the holders of Common Shares on all matters submitted to a vote of our shareholders.
Redemption. The Series C Preferred Shares are redeemable. The Company has the right at any time, on or after the date that is the date immediately following the 15-month anniversary of the Original Issuance Date, to redeem, at its option, in whole or in part, the Series C Preferred Shares, provided that on the date of any Series C redemption notice, except with respect to any redemption for cash, less than 25% of the authorized number of Series C Preferred Shares are outstanding. The redemption price per Series C Preferred Shares shall be equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption, payable in cash or, at the Company’s election, Common Shares valued at the volume-weighted average price of the Common Shares for the 10 trading days prior to the date of redemption. The Company may undertake multiple partial redemptions.
Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series C Preferred Shares will rank (i) senior to (a) common stock and (b) all Junior Securities (as such terms is defined in the Series C Certificate of Designation), (ii) pari passu with the Parity Securities (as such term is defined in the Series C Certificate of Designation), including the Series B Preferred Shares, and (iii) junior to Senior Securities (as such term is defined in the Series C Certificate of Designation). The Series C Preferred Shares shall be entitled to receive a payment equal to $25, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) per Series C Preferred Share, in cash, concurrently with any distribution made to the holders of parity securities and before ay distribution shall be made to the holders of common shares or any other junior securities. The Series C Preferred Shares holder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.
Conversion. The Series C Preferred Shares are convertible into common shares (i) at the option of the holder: in whole or in part, at any time on or after the date that is the date immediately following the six-month anniversary of the Original Issuance Date (the “Series C Conversion Period”) at a rate equal to the Series C liquidation preference, plus the amount of any accrued and unpaid dividends thereon to and including the date of conversion, divided by a conversion price of $7.50, subject to adjustment from time to time, or (ii) mandatorily: on any date within the Series C Conversion Period on which less than 25% of the authorized number of Series C Preferred Shares are outstanding and the volume-weighted average price of the common shares for the 10 trading days preceding such date exceeds 130% of the conversion price in effect on such date, the Company may elect that all or a portion of the outstanding Series C Preferred Shares shall mandatorily convert into common shares at a rate equal to the Series C liquidation preference, plus the amount of any accrued and unpaid dividends thereon to and including such date, divided by the conversion price. The conversion price is subject to adjustment for any stock splits, reverse stock splits or stock dividends, and shall also be adjusted to the lowest price of issuance of common stock by the Company for any registered offering following the Original Issuance Date, provided that such adjusted conversion price shall not be less than $0.50. Any common shares issued upon conversion of the Series C Preferred Shares will be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.
Dividends. Dividends on each Series C Preferred Share shall be cumulative and shall accrue at a rate equal to 5.00% per annum of the Series C liquidation preference per Series C Preferred Share from the dividend payment date immediately preceding issuance. When and if declared, the dividend payment dates for the Series C Preferred Shares shall be each June 15, September 15, December 15 and March 15. At the Company’s option, such dividends may be paid in Common Shares of the Company valued at the volume-weighted average price of the common stock for the 10 trading days prior to the Dividend Payment Date.
Description of Preferred Stock Purchase Rights
On December 20, 2021, we entered into a new Stockholders’ Rights Agreement, or the Rights Agreement, with Computershare Inc. as Rights Agent. Pursuant to the Rights Agreement, each share of our common stock includes one right, or a Right, that entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $50.00, subject to specified adjustments. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 10% or more of our common stock in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if we are acquired in a merger or other business combination after an acquiring person acquires 10% or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Under the Rights Agreement’s terms, it will expire on December 20, 2031.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.
We have summarized the material terms and conditions of the Rights Agreement and the related Rights below.

Distribution and Transfer of Rights; Rights Certificates
The Board has declared a dividend of one Right for each outstanding Common Share. Prior to the Distribution Date referred to below:
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the Rights will be evidenced by and trade with the certificates for the Common Shares (or, with respect to any uncertificated Common Shares registered in book entry form, by notation in book entry), and no separate rights certificates will be distributed;

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new Common Shares certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference (for uncertificated Common Shares registered in book entry form, this legend will be contained in a notation in book entry); and

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the surrender for transfer of any certificates for Common Shares (or the surrender for transfer of any uncertificated Common Shares registered in book entry form) will also constitute the transfer of the Rights associated with such Common Shares.

Rights will accompany any new Common Shares that are issued after the Record Date.
Distribution Date
Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Shares and become exercisable following the earlier of (i) the 10th calendar day (or such later date as may be determined by the Board) after the public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 10% or more of the Common Shares; or (ii) the 10th business day (or such later date as may be determined by the Board) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of 10% or more of the Common Shares. For purposes of the Rights Agreement, beneficial ownership is defined to include the ownership of derivative securities.
The date on which the Rights separate from the Common Shares and become exercisable is referred to as the “Distribution Date.”
After the Distribution Date, the Company will mail Rights certificates to the Company’s stockholders (and in the case of uncertificated shares, by notation in book entry accounts reflecting ownership) as of the close of business on the Distribution Date and the Rights will become transferable apart from the Common Shares. Thereafter, such Rights certificates alone will represent the Rights.
Preferred Shares Purchasable Upon Exercise of Rights
After the Distribution Date, each Right will entitle the holder to purchase, for the Exercise Price, one one-thousandth of a Preferred Share having economic and other terms similar to that of one Common Share. This portion of a Preferred Share is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one Common Share, and should approximate the value of one Common Share.
More specifically, each one one-thousandth of a Preferred Share, if issued, will, among other things:
-	not be redeemable
-
entitle holders to quarterly dividend payments in an amount per share equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding quarterly dividend payment date; and

-	entitle holders of Series A Participating Preferred Stock to 1,000 votes on all matters submitted to a vote of the stockholders of the Company.
Flip-In Trigger
If an Acquiring Person obtains beneficial ownership of 10% or more of the Common Shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
Flip-Over Trigger
If, after an Acquiring Person obtains 10% or more of the Common Shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price.
Redemption of the Rights
The Rights will be redeemable at the Company’s option for $0.01 per Right (payable in cash, Common Shares or other consideration deemed appropriate by the Board) at any time on or prior to the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person has acquired beneficial ownership of 10% or more of the Common Shares. Immediately upon the action of the Board ordering redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the $0.01 redemption price. The redemption price will be adjusted if the Company undertakes a stock dividend or a stock split.
Exchange Provision
At any time after the date on which an Acquiring Person beneficially owns 10% or more of the Common Shares and prior to the acquisition by the Acquiring Person of 50% of the Common Shares, the Board may exchange the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, for Common Shares at an exchange ratio of one Common Share per Right (subject to adjustment). In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one Common Share.
Expiration of the Rights
The Rights expire on the earliest of (i) 5:00 p.m., New York City time, on December 20, 2031 (unless such date is extended); or (ii) the redemption or exchange of the Rights as described above.
Amendment of Terms of Rights Agreement and Rights
The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights in order to (i) cure any ambiguities; (ii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iii) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Voting Rights; Other Stockholder Rights
The Rights will not have any voting rights. Until a Right is exercised, the holder thereof, as such, will have no separate rights as stockholder of the Company.
Anti-Dilution Provisions
The Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or Common Shares.
Taxes
The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

Description of Warrants
Class A Warrants
On June 1, 2022, we completed a public offering of 508,000 units (as adjusted for the one-for-fifteen reverse stock split effective on November 15, 2022), each unit consisting of (i) one common share or a pre-funded warrant to purchase one common share at an exercise price equal to $0.01 per common share, and (ii) one Class A Warrant to purchase one common share at an exercise price equal to $15.75 per Common Share (a “Class A Warrant”), at a public offering price of $15.75 per unit.
At the time of the closing, the underwriters exercised and closed on part of their over-allotment option, and purchased Class A Warrants to purchase up to 59,366 common shares.
Class A Warrants to purchase up to 567,366 common shares are currently outstanding.
The following summary of certain terms and provisions of the Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, which is incorporated by reference herein.
Exercisability. The Class A Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Class A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. We may be required to pay certain amounts as liquidated damages as specified in the warrants in the event we do not deliver common shares upon exercise of the warrants within the time periods specified in the warrants. No fractional common shares will be issued in connection with the exercise of a warrant.
Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.
Exercise Price. The exercise price for the Class A Warrants per whole common share purchasable upon exercise of the warrants is $15.75. The exercise price and number of common shares issuable on exercise of the Class A Warrants are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the Class A Warrants may also be reduced to any amount not less than $0.50 and for any period of time at the sole discretion of our board of directors.
Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing. We do not intend to list the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Class A Warrants will be limited.
Warrant Agent. The Class A Warrants were issued in registered form under a warrant agreement between Computershare Trust Company, N.A., as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.
Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, we or the successor entity, at the request of a holder of Class A Warrants, will be obligated to purchase any unexercised portion of such Class A Warrants in accordance with the terms of the Class A Warrants.
Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.
Governing Law. The Class A Warrants and the warrant agreement are governed by New York law.
July 2022 Warrants
On July 19, 2022, we issued approximately 1,133,333 of our common shares in a registered direct offering concurrently with a private placement of July 2022 Warrants to purchase up to approximately 1,133,333 common shares, each exercisable to purchase one common share for an exercise price of $5.25, for a purchase price of $5.25 per common share and Warrant. This private placement transaction, or the Private Placement Transaction, was conducted pursuant to a Securities Purchase Agreement dated July 18, 2022.
July 2022 Warrants to purchase up to 1,133,333 common shares are currently outstanding.
The following summary of certain terms and provisions of the July 2022 Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Private Placement Warrant, which is incorporated by reference herein.
Exercisability. The exercise price for the July 2022 Warrants per whole common share purchasable upon exercise of the warrants is currently $2.60, as adjusted pursuant to the terms of the July 2022 Warrants subsequent to their issuance. The July 2022 Warrants are exercisable for a period of five and a half years commencing on the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the July 2022 Warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the July 2022 Warrants, the holder may, in its sole discretion, elect to exercise the private placement warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant.
Exercise Limitation. A holder will not have the right to exercise any portion of the private placement warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.
Exercise Price Adjustment. The exercise price of the July 2022 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders. In addition, the exercise price is also subject to an anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.
The Warrants require “buy-in” payments to be made by us for failure to deliver any shares of common stock issuable upon exercise.
Exchange Listing. There is no established trading market for the July 2022 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the July 2022 Warrants on any national securities exchange or other trading market.
Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the July 2022 Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the private placement warrant following such fundamental transaction. In addition, the successor entity, at the request of warrant holders, will be obligated to purchase any unexercised portion of the July 2022 Warrants in accordance with the terms of such Warrants.
Rights as a Shareholder. Except as otherwise provided in the July 2022 Warrants or by virtue of such holder’s ownership of our common shares, the holder of a private placement warrant will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.
Resale/Registration Rights. We were required to file a registration statement providing for the resale of the common shares issued and issuable upon the exercise of the July 2022 Warrants and to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof. Such registration statement on Form F-3 (File No. 333-266946) was declared effective on August 29, 2022.
August 2022 Warrants
On August 16, 2022, we issued approximately 2,222,222 of our common shares and warrants to purchase up to approximately 2,222,222 common shares in a registered direct offering (the “August 2022 Warrants”), each exercisable to purchase one common share for an exercise price of $6.75, for a purchase price of $6.75 per share and August 2022 Warrant. This issuance was conducted pursuant to a Securities Purchase Agreement dated August 12, 2022.
August 2022 Warrants to purchase up to 2,222,222 common shares are currently outstanding.
The following summary of certain terms and provisions of the August 2022 Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of August 2022 Warrant, which is incorporated by reference herein.
Exercisability. The exercise price for the August 2022 Warrants per whole common share purchasable upon exercise of the warrants is currently $2.60, as adjusted pursuant to the terms of the August 2022 Warrants subsequent to their issuance. The August 2022 Warrants are exercisable for a period of five years commencing on the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the August 2022 Warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the August 2022 Warrants, the holder may, in its sole discretion, elect to exercise the August 2022 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant.
Exercise Limitation. A holder will not have the right to exercise any portion of the August 2022 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.
Exercise Price Adjustment. The exercise price of the August 2022 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders. In addition, the exercise price is also subject to an anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.
The Warrants require “buy-in” payments to be made by us for failure to deliver any shares of common stock issuable upon exercise.
Exchange Listing. There is no established trading market for the August 2022 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the August 2022 Warrants on any national securities exchange or other trading market.
Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the August 2022 Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the August 2022 Warrant following such fundamental transaction. In addition, the successor entity, at the request of warrant holders, will be obligated to purchase any unexercised portion of the August 2022 Warrants in accordance with the terms of such Warrants.
Rights as a Shareholder. Except as otherwise provided in the August 2022 Warrants or by virtue of such holder’s ownership of our common shares, the holder of an August 2022 Warrant will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.
Directors
Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.
Our board of directors must consist of at least three members. Our amended and restated articles of incorporation provide that the board of directors may only change the number of directors by a vote of not less than two-thirds of the entire board. Directors are elected annually on a staggered basis, and each shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.
Shareholder Meetings
Under our amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside the Marshall Islands. Special meetings may be called for any purpose or purposes at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. Shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings, present in person or by proxy, will constitute a quorum at all meetings of shareholders.
Dissenters’ Rights of Appraisal and Payment
Under the Marshall Islands Business Corporations Act, or the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties.
Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the extent authorized by the BCA, if such individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws
Several provisions of our amended and restated articles of incorporation and amended and restated bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.
Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Classified Board of Directors
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
Election and Removal of Directors
Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Shareholders
Under the BCA, our amended and restated articles of incorporation and our amended and restated bylaws, any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the preceding year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Registrar and Transfer Agent
The Board of Directors has the power and authority to make such rules and regulations as they may deem expedient concerning the issuance, registration and transfer of shares of the Company’s stock, and may appoint transfer agents and registrars thereof.
Listing
Our common shares are listed on The Nasdaq Capital Market under the symbol “PSHG.”

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our amended and restated articles of incorporation, second amended and amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.
Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Marshall Islands	Delaware
When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Removal:	Removal:
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders. Any or all of the directors may be removed for cause by vote of the shareholders.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to

Marshall Islands	Delaware
receive payment for such shares if the amendment:
Alters or abolishes any preferential right of any outstanding shares having preference; or
Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys’ fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax considerations by a U.S. Holder and a Non-U.S. Holder, each as defined below, of converting Series B Preferred Shares for Series C Preferred Shares pursuant to the Series B Conversion Right, and the ownership of Series C Preferred Shares received in the conversion. This discussion does not purport to deal with the tax consequences of participating in the conversion or ownership of Series C Preferred Shares to all categories of investors who may be subject to special rules, such as dealers in securities or commodities, financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons liable for the alternative minimum tax, persons who hold Series B Preferred Shares or Series C Preferred Shares as part of a straddle, hedge, conversion transaction or integrated investment, U.S. Holders whose functional currency is not the United States dollar, persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”, persons subject to the “base erosion and anti-avoidance” tax and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company's stock. This discussion deals only with holders who hold the Series B Preferred Shares and Series C Preferred Shares as capital assets. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or non.S. law of participating in the Series B Conversion Right and the ownership of Series C Preferred Shares.
The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.
United States Federal Income Taxation of U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of Series B Preferred Shares or Series C Preferred Shares that is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (a) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has made an election to be treated as a United States person.
If a partnership holds the Series B Preferred Shares or Series C Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the Series B Preferred Shares or Series C Preferred Shares, you are encouraged to consult your tax advisor.
Taxation of the Conversion
The Company intends to treat the conversion of Series B Preferred Shares into Series C Preferred Shares pursuant to the Series B Conversion Right as a recapitalization of the Company for U.S. federal income tax purposes. However, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court will ultimately agree to treat the conversion as a recapitalization. In addition, even if the conversion is treated as a recapitalization, a recapitalization involving preferred shares may still be taxable unless it is an isolated transaction and not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings and profits of the Company. Also, the conversion could be taxable if, based on all of the facts and circumstances as of the issue date, redemption of the Series C Preferred Shares is more likely than not to occur. The Company believes that the conversion is an isolated transaction and not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings and profits of the Company, and that redemption of the Series C Preferred Shares as of the issue date is not more likely than not to occur. Accordingly, the Company intends to treat the conversion as a tax-free recapitalization. However, even if the conversion is treated as a recapitalization, no assurance can be given that the or a court will ultimately agree that such recapitalization is tax free. The remainder of this discussion assumes that the conversion will be treated as a tax-free recapitalization.
A U.S. Holder will have an initial tax basis in his or her Series C Preferred Shares received in the conversion equal to his or her adjusted tax basis in the Series B Preferred Shares immediately prior to the conversion increased by the $7.50 per share cash consideration. While not entirely clear, a U.S. Holder’s holding period in Series C Preferred Shares should include his or her holding period in the Series B Preferred Shares converted, except to the extent of Series C Preferred Shares deemed received in exchange for the $7.50 per share cash consideration, for which the U.S. Holder’s holding period would begin on the date the Series C Preferred Shares are received. Alternatively, it is possible that the holding period for all of the Series C Preferred Shares received will begin on the date that the Series C Preferred Shares were received.
For a discussion of the possible treatment of Series C Preferred Shares as “section 306 stock,” see below under “—Sale, Exchange or Other Disposition of Series C Preferred Shares.”
You should consult your tax advisor regarding the proper treatment of the conversion of Series B Preferred Shares into Series C Preferred Shares, the holding period of Series C Preferred Shares, and the potential treatment of Series C Preferred Shares as “section 306 stock.”
Distributions on Series C Preferred Shares
Subject to the discussion of the passive foreign investment company, or PFIC, rules below, distributions made by us with respect to our Series C Preferred Shares to a U.S. Holder will generally constitute dividends, which will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his or her Series C Preferred Shares on a dollar-for-dollar basis and thereafter as a capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. In addition, dividends paid to a U.S. Holder who is an individual, trust or estate generally will not be eligible for the preferential tax rates on “qualified dividend income” because the Series C Preferred Shares are not expected to be readily tradable on an established securities market in the United States (in contrast to our common stock, which is so traded). Dividends paid with respect to our Series C Preferred Shares will generally be treated as income from sources outside the United States and will generally constitute “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.
Sale, Exchange or Other Disposition of Series C Preferred Shares
Subject to the discussion of section 306 stock and the PFIC rules below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition (other than a redemption or conversion) of our Series C Preferred Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition and will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
If the effect of the receipt of the Series C Preferred Shares by a U.S. Holder is treated as substantially the same as the receipt of a stock dividend (which generally would be the case if, had the U.S. Holder received cash instead of the Series C Preferred Shares, the cash would have been treated as a dividend, which would in turn be determined by applying the principles described below under “—Redemption of Series C Preferred Shares” in relation to “complete redemptions,” “substantially disproportionate redemptions,” and redemptions “not essentially equivalent to a dividend”), the Series C Preferred Shares may be treated as “section 306 stock.” The Series C Preferred Shares also may be treated as section 306 stock if the Series B Preferred Shares from which they were converted were treated as section 306 stock (as determined under the same principles).
If the Series C Preferred Shares are treated as section 306 stock, then, upon a sale, exchange, or other disposition (other than a redemption or conversion) of the Series C Preferred Shares, the amount realized by a U.S. Holder will be treated as ordinary income, except to the extent in excess of the Series C Preferred Shares’ ratable share of the amount that would have been a dividend at the time of the conversion if, instead of the Series C Preferred Shares, the U.S. Holder had received cash in an amount equal to the fair market value of the Series C Preferred Shares at that time. Any excess of the amount realized over the sum of the amount treated as a dividend plus the U.S. Holder’s adjusted basis in the Series C Preferred Shares will be treated as capital gain. If the Series C Preferred Shares are treated as section 306 stock, no loss will be recognized upon a sale, exchange, or other taxable disposition of the Series C Preferred Shares. The foregoing consequences do not apply if a U.S. Holder’s disposition of Series C Preferred Shares that are treated as section 306 stock results in a complete termination of the U.S. Holder’s interest in the Company.

Redemption of Series C Preferred Shares
A redemption of Series C Preferred Shares will be a taxable event. If the redemption is treated as a sale or exchange, a U.S. Holder will generally be subject to tax in the manner described above under “—Sale, Exchange or Other Disposition of Series C Preferred Shares,” except to the extent that any cash received is attributable to declared but unpaid dividends, or funds set apart for dividends, on the Series C Preferred Shares, which generally will be subject to the rules discussed above in “—Distributions on Series C Preferred Shares.”
A redemption of Series C Preferred Shares will be treated as a sale or exchange by a U.S. Holder if the redemption either (i) results in a “complete redemption” of the U.S. Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
In determining whether any of these tests has been met, a U.S. Holder must take into account not only Series C Preferred Shares and other shares in the Company that the U.S. Holder actually owns, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code.
A redemption will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in us, which will depend on the particular facts and circumstances at such time. If, as a result of the redemption, the U.S. Holder’s relative stock interest in us is minimal, the U.S. Holder exercises no control over our corporate affairs, and the U.S. Holder suffers a reduction in his or her proportionate interest in us, including any stock constructively owned by the U.S. Holder, the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its interest in us.
Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with certain objective tests. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by the U.S. Holder is exchanged in the redemption or all of our stock actually owned by the U.S. Holder is exchanged in the redemption and the U.S. Holder is eligible to waive, and effectively waives, the attribution of our stock constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code.
If the Series C Preferred Shares are treated as section 306 stock (as described above under “—Sale, Exchange or Other Disposition of Series C Preferred Shares”), upon a redemption (other than a redemption treated as a termination of the U.S. Holder’s interest), the entire amount realized will be treated as a distribution as described above under “—Distributions on Series C Preferred Shares.”
If the redemption does not constitute a sale or exchange, a U.S. Holder’s receipt of cash will be treated as a taxable distribution, as described above under “—Distributions on Series C Preferred Shares” above. If a redemption is treated as a distribution, a U.S. Holder’s tax basis in any Series C Preferred Shares which are redeemed will be added to the basis of any other shares of our stock actually or constructively owned by the U.S. Holder.
Conversion of Series C Preferred Shares into Common Shares
The Company expects to treat the conversion of Series C Preferred Shares into common shares as a tax-free recapitalization of the Company for U.S. federal income tax purposes. However, the U.S. tax treatment of the conversion will depend on facts and circumstances at the time of the conversion, including whether the conversion is an isolated transaction and not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings and profits of the Company, and whether there are dividends in arrears on the Class C Preferred Shares. In addition, the IRS or a court may not agree to such tax treatment. Accordingly, no assurance can be given that the conversion of Series C Preferred Shares into common shares will not be taxable.
Assuming the conversion of Series C Preferred Shares into common shares is treated as a tax-free recapitalization, a U.S. Holder will have an initial tax basis in his or her common shares received upon conversion equal to his or her adjusted tax basis in the Series C Preferred Shares immediately prior to their conversion, and the U.S. Holder’s holding period in the common shares received will include his or her holding period in the Series C Preferred Shares. If the Series C Preferred Shares are treated as section 306 stock (as described above under “—Sale, Exchange or Other Disposition of Series C Preferred Shares”), the common shares received in the conversion will also be treated as section 306 stock.
You should consult your tax advisor regarding the proper treatment of the conversion of Series C Preferred Shares into common shares.

PFIC Status and Significant Tax Consequences
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our Series C Preferred Shares, either:
-
at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), which we refer to as the income test; or

-	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income, which we refer to as the asset test.
For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary companies in which we own at least 25% of the value of the subsidiary's stock or other equity interest. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.
Our status as a PFIC will depend upon the operations of our vessels. Therefore, we can give no assurances as to whether we will be a PFIC with respect to any taxable year. In making the determination as to whether we are a PFIC, we intend to treat the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of us or any of our wholly-owned subsidiaries as services income, rather than rental income. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position. On the other hand, any income we derive from bareboat chartering activities will likely be treated as passive income for purposes of the income test. Likewise, any assets utilized in bareboat chartering activities will likely be treated as generating passive income for purposes of the asset test.
On the basis of the foregoing, we do not believe that we were a PFIC in 2022, and do not anticipate becoming a PFIC in 2023 or the near future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” In addition, if we are a PFIC, a U.S. Holder will be required to file Form 8621 with the IRS.
Because our Series C Preferred Shares are not expected to be publicly traded, a U.S. Holder will not be able to make a “mark-to-market” election with respect to such shares.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes his or her pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the Series C Preferred Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Series C Preferred Shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our Series C Preferred Shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his or her U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we expect to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to allow such holder to make a QEF election for such taxable year.

Taxation of U.S. Holders Not Making a Timely QEF Election
If we were to be treated as a PFIC for any taxable year, a U.S. Holder who has not timely made a QEF election for the first taxable year in which he or she holds our Series C Preferred Shares and during which we are treated as PFIC, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Series C Preferred Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the Series C Preferred Shares), and (2) any gain realized on the sale, exchange or other disposition of our Series C Preferred Shares. Under these special rules:
-	the excess distribution or gain would be allocated ratably to each day over the Non-Electing Holder’s aggregate holding period for the Series C Preferred Shares;
-	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and
-
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These adverse tax consequences would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our Series C Preferred Shares. In addition, if a Non-Electing Holder who is an individual dies while owning our Series C Preferred Shares, such holder's successor generally would not receive a step-up in tax basis with respect to such Series C Preferred Shares.
U.S. Federal Income Taxation of Non-U.S. Holders
A beneficial owner of our Series C Preferred Shares, other than a partnership or entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder is referred to herein as a Non-U.S. Holder.
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our Series C Preferred Shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain U.S. income tax treaties with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition (including a redemption) of our Series C Preferred Shares, unless:
-
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain income tax treaties with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

-	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.
If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the Series C Preferred Shares, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, a corporate Non-U.S. Holder’s earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

-	fail to provide an accurate taxpayer identification number;
-	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or
-	in certain circumstances, fail to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.
If you sell your Series C Preferred Shares through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your Series C Preferred Shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your Series C Preferred Shares through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States, unless you certify that you are a non-U.S. person, under penalty of perjury, or you otherwise establish an exemption.
Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a refund claim with the IRS.
U.S. Holders who are individuals (and to the extent specified in applicable Treasury Regulations, certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our Series C Preferred Shares, unless the Series C Preferred Shares is held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event a U.S. Holder who is an individual (and to the extent specified in applicable Treasury regulations, a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed.

EXPENSES
We estimate the expenses in connection with the issuance and distribution of the common shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee	$751
Legal fees and expenses	$20,000
Accounting fees and expenses	$12,000
Miscellaneous fees and expenses	$7,249
Total	$40,000
LEGAL MATTERS
The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Watson Farley & Williams LLP, New York, New York.
EXPERTS
The consolidated financial statements of Performance Shipping Inc. appearing in Performance Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2021, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras Street, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement on Form F-3 under the Securities Act, with respect to the securities offered hereby. For the purposes of this section, the term registration statement on Form F-3 means the original registration statement on Form F-3 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-3 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-3 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-3, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on March 11, 2022;
•	our Report on Form 6-K furnished to the SEC on June 2, 2022;
•	our Report on Form 6-K furnished to the SEC on June 2, 2022;
•	our Report on Form 6-K furnished to the SEC on June 30, 2022;
•	our Report on Form 6-K furnished to the SEC on July 1, 2022;
•	our Report on Form 6-K furnished to the SEC on July 5, 2022;
•	our Report on Form 6-K furnished to the SEC on July 18, 2022;
•	our Report on Form 6-K furnished to the SEC on July 19, 2022;
•	our Report on Form 6-K furnished to the SEC on July 20, 2022;
•	our Report on Form 6-K furnished to the SEC on July 29, 2022;
•	our Report on Form 6-K furnished to the SEC on August 5, 2022
•	our Report on Form 6-K furnished to the SEC on August 17, 2022;
•	our Report on Form 6-K furnished to the SEC on September 20, 2022;
•	our Report on Form 6-K furnished to the SEC on September 22, 2022;
•	our Report on Form 6-K furnished to the SEC on October 3, 2022;
•	our Report on Form 6-K furnished to the SEC on October 21, 2022;
•	our Report on Form 6-K furnished to the SEC on November 4, 2022;
•	our Report on Form 6-K furnished to the SEC on November 14, 2022 (excluding Exhibit 99.2, other than the section titled “Results of Special Meeting of Shareholders and Reverse Stock Split”);
•	our Report on Form 6-K furnished to the SEC on November 16, 2022;
•	our Report on Form 6-K furnished to the SEC on November 18, 2022;
•	our Report on Form 6-K furnished to the SEC on November 28, 2022;
•	our Report on Form 6-K furnished to the SEC on November 29, 2022;
•	our Report on Form 6-K furnished to the SEC on November 30, 2022;
•	our Report on Form 6-K furnished to the SEC on December 5, 2022;
•	our Report on Form 6-K furnished to the SEC on December 7, 2022;
•	our Report on Form 6-K furnished to the SEC on December 8, 2022;
•	our Report on Form 6-K furnished to the SEC on December 15, 2022; and
•	our Report on Form 6-K furnished to the SEC on December 16, 2022.
We are also incorporating by reference any documents that we file with the Commission after the date of the filing of the initial registration statement of which the prospectus forms a part and prior to the effectiveness of that registration statement, and all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we file with or furnish to the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, Performance Shipping Inc., 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece, Tel: +30-216-600-2400. Alternatively, copies of these documents are available via our website (http://www.pshipping.com). The information on our website is not incorporated by reference into this prospectus.

Up to 272,522 Shares of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock
Issuable Upon Conversion of Outstanding Securities

PROSPECTUS
  , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.	Indemnification of Directors and Officers
The amended and restated bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Marshall Islands Business Corporations Acts, or the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The amended and restated bylaws of the Registrant further provide that the Registrant shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification. In addition, as permitted by our amended and restated bylaws and Section 60 of the BCA, we maintain directors’ and officers’ insurance, pursuant to which we provide insurance coverage against certain liabilities to which our directors and officers may be subject, including liability incurred under U.S. securities law.
Section 60 of the BCA provides as follows regarding the indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer is successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 9.	Exhibits and Financial Statement Schedules
(a)	Exhibits
The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.
(b)	Financial Statements
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 10.	Undertakings
The undersigned registrant hereby undertakes:
(a)	Under Rule 415 of the Securities Act,
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) –
(f)	Reserved.
(g)	Not applicable.
(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) – (k)	Not applicable.

Exhibit List
Exhibit Number	Description
4.1
Certificate of Designation of Series C Preferred Shares dated October 17, 2022 (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K, filed with the Commission on October 21, 2022.)

5.1	Opinion of Watson Farley & Williams LLP as to the validity of the securities*

8.1	Opinion of Watson Farley & Williams LLP with respect to certain tax matters*

23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

23.2	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included in the signature pages hereto)

107	Calculation of Filing Fee Table*
*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on January 27, 2023.
PERFORMANCE SHIPPING INC.

By:	/s/ Andreas Michalopoulos
Name:	Andreas Michalopoulos
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andreas Michalopoulos and Will Vogel his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on January 27, 2023 in the capacities indicated.
Signature	Title
/s/ Andreas Michalopoulos	Class I Director, Chief Executive Officer and Secretary
Andreas Michalopoulos

/s/ Loïsa Ranunkel	Class I Director
Loïsa Ranunkel

/s/ Aliki Paliou	Class II Director and Chairperson of the Board
Aliki Paliou

/s/ Alex Papageorgiou	Class III Director
Alex Papageorgiou

/s/ Mihalis Boutaris	Class III Director
Mihalis Boutaris

/s/ Anthony Argyropoulos	Chief Financial Officer
Anthony Argyropoulos

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Performance Shipping Inc., has signed this registration statement in Athens, Greece on January 27, 2023.
PERFORMANCE SHIPPING USA LLC

By:	Performance Shipping Inc., its Sole Member

By:	/s/ Andreas Michalopoulos
Name:	Andreas Michalopoulos
Title:	Chief Executive Officer